Exhibit 99.1

PRESS RELEASE February 9, 2012	Investor Relations Contact: Michael Levitan The Trout Group, LLC 646-378-2920 ir@arrowres.com

Arrowhead Reports Fiscal 2012 First Quarter Financial Results

PASADENA, Calif. — February 9, 2012 — Arrowhead Research Corporation (NASDAQ: ARWR), a nanomedicine company with development programs in oncology and obesity, today announced financial results for its fiscal 2012 first quarter ended December 31, 2011.

“The first quarter of fiscal 2012 saw transformational change for Arrowhead,” said Dr. Christopher Anzalone, President and Chief Executive Officer. “With the acquisition of the Roche’s RNAi assets and facility, we now have a more complete set of capabilities to advance our own RNAi therapeutic pipeline products and are positioned as a more attractive partner to larger companies interested in this area. We have also made important progress on our obesity program which has been cleared by the FDA to initiate human clinical trials.”

Fiscal 2012 First Quarter and Recent Company Highlights

•	Pipeline Highlights

•	Acquired Roche’s RNAi assets including Dynamic Polyconjugate (DPC) delivery technology, select licenses and state-of-the-art research facility;

•	Published a white paper on the effectiveness and safety of Dynamic Polyconjugates™, one of the technologies acquired from Roche;

•

Reported results using Adipotide™ that demonstrated substantial weight loss and reduction in body mass index and abdominal circumference in obese rhesus monkeys in the prominent peer-reviewed journal, Science Translational Medicine;

•	Received FDA clearance to initiate an Adipotide Phase I clinical trial;

•

Executed a collaboration and joint licensing agreement with Alnylam, a leading RNAi therapeutics company, which allows Arrowhead to develop a DPC-enabled RNAi therapeutic candidate targeting hepatitis B virus (HBV) and allows Anlylam to utilize DPC delivery technology for one RNAi therapeutic product.

•	Financial Highlights

•	Received $1.5 million from the issuance of Common Stock and a further $0.5 million from the sale of an investment;

•	Recorded an additional $3.9 million in subscriptions receivable from announced financings over the next several months;

•	Established an equity line of credit with Lincoln Park Capital to provide financing of up to $15 million that may be drawn down over three years, as needed;

•	Implemented a 1-for-10 reverse stock split to decrease the number of common shares outstanding and regain compliance with Nasdaq continued listing standards.

•	Company Appointments

•	Bruce Given, M.D., as Chief Operating Officer;

•	Brendan P. Rae, Ph.D., J.D., as Chief Business Officer;

•	David Lewis, Ph.D., as Vice President of Biology;

•	David Rozema, Ph.D., as Vice President of Chemistry;

•	Michael S. Perry, DVM, Ph.D. to Board of Directors.

Selected Fiscal 2012 First Quarter Financial Results

Due to the added costs associated with the research facility we acquired from Roche and its people and research programs, operating expenses increased significantly during the quarter ended December 31, 2011. The Company anticipates these costs will increase throughout fiscal 2012 as research and development efforts are accelerated.

For the quarter ended December 31, 2011, Arrowhead reported revenues of $23,958, compared to revenue of $296,139 in the quarter ended December 31, 2010. Total operating expenses for the quarter ended December 31, 2011 were $4.1 million, compared to $3.6 million during the quarter ended December 31, 2010.

Net loss attributable to Arrowhead for the quarter ended December 31, 2011 was $2.5 million, or $0.25 per share based on 10,121,069 weighted average shares outstanding. This compares with a net loss attributable to Arrowhead of $1.4 million, or $0.20 per share based on 7,177,941 weighted average shares outstanding, for the quarter ended December 31, 2010.

The Company’s net cash used in operations for the quarter ended December 31, 2011 was $2.7 million, compared with $0.9 million for the quarter ended December 31, 2010. Cash provided by investing activities was $0.5 million, primarily due to cash received from the sale of investments. Cash provided by financing activities was $1.4 million, primarily due to the issuance of Arrowhead common stock. As of December 31, 2011, Arrowhead had cash and cash equivalents of $6.8 million and stockholders’ equity of $15.7 million. Arrowhead expects to collect an additional $3.9 million in subscriptions receivable from announced financings over the next several months.

Conference Call

Management will host a conference call today, Thursday, February 9, 2012 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the conference call, please dial 877-317-6789 (toll free from the US and Canada), or 412-317-6789 (for international callers). Investors may also access a live audio webcast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast archive will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Thursday, February 16, 2012. The audio replay can be accessed by dialing 877-344-7529 (toll free from the US and Canada), or 412-317-0088 (for international callers) and entering Event ID 10009858.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a clinical stage nanomedicine company developing innovative therapies at the interface of biology and nanoengineering. Arrowhead’s world-class capabilities and intellectual property covering nucleic acid delivery, siRNA chemistry, and tissue targeting allow it to design and develop therapeutic agents for a wide range of diseases. The company’s lead products include CALAA-01, an oncology drug candidate based on the gene silencing RNA interference (RNAi) mechanism, and AdipotideTM, an anti-obesity peptide that targets and kills the blood vessels that feed white adipose tissue. Arrowhead is leveraging its proprietary Dynamic PolyConjugateTM (DPC), Liposomal Nanoparticle (LNP), and RONDELTM delivery platforms to support its own pipeline of preclinical and clinical candidates and to secure external partnerships and collaborations with biotech and pharmaceutical companies. For more information, please visit www.arrowheadresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

# # #